EXHIBIT 99.2


                                 TVI CORPORATION

     EMPLOYEE INCENTIVE STOCK OPTION TO PURCHASE SHARES OF TVI COMMON STOCK


Option Certificate Number:  [_________]                 Grant Date:  ___________

         TVI Corporation (the "Company") pursuant to its Amended and Restated 1998 Incentive Stock Option Plan (the "Plan"), hereby grants to [_________] (the "Employee") a stock option intended to qualify as an "Incentive Stock Option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Option"), to purchase [_________] shares of its Common Stock (the "Shares"). This Option is subject to all of the terms and conditions as set forth herein and in the Plan, which is incorporated herein by reference. Any capitalized term used herein not defined shall have the same meaning as defined under the Plan.

1. Employee Recognition Purpose. This Option is granted to an Employee in recognition of his key role in the Company and to provide him or her with a proprietary interest in the Company.

2. Exercise. The exercise price (the "Exercise Price") of the Option is ___________ ($__) per Share, which equals the fair market value of the Company Common Stock as of the above Grant Date. The Option may be exercised only by cash and only for whole shares of Common Stock. The Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Employee's life only by the Employee. The Exercise Form is attached hereto for Employee's convenience.

3. Vesting. This Option will vest and become exercisable with respect to one-half (1/2) of the Shares upon the first anniversary of the Grant Date, and the remaining one-half (1/2) of the Shares upon the second anniversary of the Grant Date; provided that, the Employee remains an employee of the Company at all times prior to such dates. Notwithstanding the foregoing, any valid but unvested option or portion thereof shall immediately vest upon any "change in control" of the Company, as such term may be defined from time to time in the sole and absolute discretion of the Company's Board of Directors, so long as Employee remains an employee on the date of said change in control.

4. Term; Exercisability. The term of the Option commences on the Grant Date and expires upon the earliest of the following:

         (a) three (3) months after the termination of Employee's employment for any reason other than Cause, disability or death;

         (b) twelve (12) months after the termination of Employee's employment due to death or disability;

         (c) the date of any termination of Employee's employment for Cause; or

         (d) the fifth (5th) anniversary of the Grant Date.



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5. Restricted  Shares. All Shares to be acquired upon exercise of the Option are restricted, in that the shares have not been registered under the Securities Act of 1933, and thus may not be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. At time of Option exercise, the Employee may be required to provide a written statement acknowledging that the shares are being acquired for investment purposes and not for resale and other related securities law matters.

6. Adjustments. As set forth in the Plan, this Option is protected from dilution resulting from certain changes in capitalization of the Company, including reorganization, merger, or recapitalization. In the event of a reverse split of the Common Stock, the Option will be reduced in the same ratio or percentage as the split. Similarly, the Option will be increased proportionately for forward splits or stock dividends.

7. No Employment Guaranty. This Option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on Employee's part to continue in the employ of the Company or of the Company to continue the Employee's employment.


         IN WITNESS WHEREOF, the following corporate officer hereunto set his hand and seal as of the date herein before written.



                                                     ___________________________
                                                     XXX
                                                     President


         The undersigned Employee acknowledges receipt of, and understands and agrees to, this Option and the Plan. Employee further acknowledges that as of the Grant Date, this Award Notice and the Plan set forth the entire understanding between Employee and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements on that subject. In the event of any discrepancy between the terms of this Option and the Plan, the term of the Plan shall control for all purposes.

AGREED TO AND ACCEPTED:


_______________________________

Dated:_________________, 20____














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                            ISO OPTION EXERCISE FORM



TVI Corporation
7100 Holladay Tyler Road
Glenn Dale, MD  20769

                                                            ____________________
                                                                   (date)
Gentlemen:

         I hereby exercise this date the following Stock Option or Options:

         Option Number           Number of Shares        Exercise Price

         _____________________   _____________________   _____________________
         _____________________   _____________________   _____________________
         _____________________   _____________________   _____________________


         My Option Certificates and payment for the full amount due in cash or a certified cashier's check or other payment in accordance with the Grant Notice are attached. Please issue the shares at your earliest convenience. The name or names to be on the stock certificates and the address and Social Security number or addresses and Social Security numbers of such person or persons are as follows:

Name:_____________________          Social Security Number:_____________________


Address: _________________________________________________________________
        City                         State                        Zip Code

         I certify that these shares are being acquired for my own account as an investment, and not with a view to, or for sale in connection with, the distribution of such shares. I agree that I will make no transfer of these shares except in compliance with rules and regulations of the Securities Act of 1933 or other applicable law. I understand that the shares to be issued to me have not been registered under the Securities Act of 1933, and thus may not be sold or transferred unless subsequently registered under the Act or an exemption from such registration is available. The certificates representing the shares will bear a restrictive legend to this effect.

         I certify that I have provided for any required federal, state, local and foreign withholding tax either through existing payroll deductions or estimated tax payments, and that no withholding tax should be collected by the Company for this transaction. Nevertheless, I hereby otherwise agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option.


                                                     ___________________________
                                                         (Employee signature)